Exhibit 99.1
Correction to Press Release Dated May 28, 2008: ADVEXIN® Improves Survival in Recurrent, Refractory Head and Neck Cancer Patients
AUSTIN, Texas, May 29 — Introgen Therapeutics, Inc. (NASDAQ:INGN) announced today the following correction to its press release dated May 28, 2008 and titled “ADVEXIN® Improves Survival in Recurrent, Refractory Head and Neck Cancer Patients.” The correction pertains to the median survival in the ITT population. The correct information is: “As expected from the p53 biomarker profiles data indicating efficacy in different patients, there was no statistical difference in survival between ADVEXIN and methotrexate in the ITT population which included both p53 favorable and unfavorable patients in both study arms (median survival 4.4 vs. 6.1 months; p = 0.236).”
To access the full data presentation presented at the American Society for Gene Therapy annual meeting in Boston earlier today, visit the Events page on Introgen’s web site at www.introgen.com
About Introgen
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
Forward-Looking Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its ADVEXIN clinical development programs for treatment of cancer and the use of biomarker data to support the regulatory approval of ADVEXIN and improve the care of patients. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
The data, opinions and conclusions presented in this release and in the above referenced ASGT presentation are preliminary. This information and additional relevant information have not yet been presented in their entirety to the U.S. Food and Drug Administration (FDA), European Medicines Evaluation Agency (EMEA) or other regulatory authorities; although we anticipate submitting materially all of this information to the FDA, EMEA and corresponding foreign authorities in the future.
Only the FDA, EMEA and corresponding regulatory agencies have the authority to approve pharmaceutical products. We cannot predict how such authorities may interpret the information contained in this release and the referenced ASGT presentation or may respond to our regulatory submissions.
Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

Introgen Therapeutics, Inc.
Channing Burke
512-965-0907
c.burke@introgen.com